Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FULL-YEAR 2017 RESULTS
WESTAR MERGER ON TRACK TO CLOSE SECOND QUARTER OF 2018

Kansas City, Mo. (February 21, 2018) - Great Plains Energy (NYSE: GXP) today announced a fourth quarter 2017 loss of $100.1 million or $0.46 per share of average common stock outstanding, compared with fourth quarter 2016 earnings of $83.2 million or $0.39 per share. Great Plains Energy also announced a full-year 2017 loss of $143.5 million or $0.67 per share, compared to earnings of $273.5 million or $1.61 per share in 2016.
The decrease in earnings was largely driven by a number of non-recurring impacts due to the anticipated merger with Westar Energy and the impacts of U.S. federal income tax reform.
Great Plains Energy’s adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) exclude certain costs, expenses, gains, losses and the per share dilutive effect of equity issuances resulting from the anticipated merger with Westar Energy and the previous plan to acquire Westar as well as the impact of U.S. federal income tax reform. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) were $19.6 million and $0.13, respectively, in the fourth quarter of 2017 compared with $20.2 million and $0.13, respectively, in the fourth quarter of 2016. For the full-year of 2017, Great Plains Energy’s adjusted earnings (non-GAAP) were $269.4 million or $1.74 per share, compared with adjusted earnings (non-GAAP) of $286.0 million or $1.85 per share for the full-year of 2016. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are reconciled to GAAP earnings (loss) in the financial tables included in this release.
“In 2017, we saw the strongest customer growth our service territory has experienced in over a decade, leading to solid performance for the year,” said Terry Bassham, chairman and chief executive officer of Great Plains Energy.
Bassham continued, “Our proposed merger with Westar Energy remains on track to close in the second quarter of this year. Through integration planning efforts, we remain focused on delivering on the unique opportunities this combination creates for our region. The combined company is expected to have a highly attractive earnings and dividend growth profile and will be positioned to deliver exceptional value to our customers and the communities we serve.”

Great Plains Energy Fourth Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings (Loss) and Diluted Earnings (Loss) Per Share
Three Months Ended December 31
(Unaudited)

			Earnings (Loss) per Great
	Earnings (Loss)		Plains Energy Share
	2017	2016	2017	2016
GAAP Earnings	(millions)
Electric Utility	$9.5	$13.7	$0.04	$0.06
Other	(109.6)	84.3	(0.50)	0.40
Net income (loss)	(100.1)	98.0	(0.46)	0.46
Preferred dividends	—	(14.8)	—	(0.07)
Earnings (loss) available for common shareholders	$(100.1)	$83.2	$(0.46)	$0.39
Reconciliation of GAAP to Non-GAAP
Earnings (loss) available for common shareholders	$(100.1)	$83.2	$(0.46)	$0.39
Costs to achieve the anticipated merger with Westar:
Operating expenses, pre-tax (a)	7.4	14.8	0.05	0.10
Financing, pre-tax (b)	—	16.9	—	0.10
Mark-to-market impacts of interest rate swaps, pre-tax (c)	(14.0)	(158.1)	(0.09)	(1.02)
Interest income, pre-tax (d)	(2.7)	(3.2)	(0.02)	(0.02)
Income tax expense (benefit) (e)	(1.3)	51.8	(0.01)	0.33
Preferred stock (f)	—	14.8	—	0.10
Impact of October 2016 share issuance (g)	n/a	n/a	(0.18)	0.15
Impact of U.S. federal income tax reform:
Income tax expense (h)	130.3	—	0.84	—
Adjusted Earnings (Non-GAAP)	$19.6	$20.2	$0.13	$0.13
Average Shares Outstanding			(millions)
Shares used in calculating diluted earnings (loss) per share			215.6	214.2
Adjustment for October 2016 share issuance (g)			(60.5)	(59.2)
Shares used in calculating adjusted earnings per share (Non-GAAP)			155.1	155.0
(a) Reflects legal, advisory and consulting fees and certain severance expenses and are included in Costs to achieve the anticipated merger with Westar on the consolidated statements of comprehensive income (loss).
(b) Reflects fees for a bridge term loan facility and interest on Great Plains Energy's $4.3 billion senior notes and are included in Interest charges on the consolidated statements of comprehensive income (loss).
(c) Reflects the mark-to-market impacts of interest rate swaps and is included in Interest charges and Non-operating income on the consolidated statements of comprehensive income (loss).
(d) Reflects interest income earned on the proceeds from Great Plains Energy's October 2016 equity offerings and March 2017 issuance of $4.3 billion senior notes and is included in Non-operating income on the consolidated statements of comprehensive income (loss).
(e) Reflects an income tax effect calculated at a 38.9% statutory rate, with the exception of certain non-deductible legal and financing fees.
(f) Reflects reductions to earnings available for common shareholders related to preferred stock dividend requirements for Great Plains Energy's Series B Preferred Stock and redemption premiums associated with Series B Preferred Stock and cumulative preferred stock and are included in Preferred stock dividend requirements and redemption premium on the consolidated statements of comprehensive income (loss).
(g) Reflects the average share impact of Great Plains Energy's issuance of 60.5 million shares of common stock in October 2016.
(h) Reflects income tax expense associated with the revaluation of deferred income taxes and other initial impacts resulting from the enactment of U.S. federal income tax reform.

GAAP Earnings
On a per-share basis, drivers for the decrease in fourth quarter 2017 GAAP earnings per share compared to the same period in 2016 include $0.84 of income tax expense associated with the revaluation of deferred income taxes and other initial impacts as a result of the enactment of U.S. federal income tax reform and $0.01 of additional costs to achieve the anticipated merger with Westar Energy as detailed in the table above as well as the following items under the heading Adjusted Earnings (non-GAAP).
Adjusted Earnings (non-GAAP)

On a per-share basis, fourth quarter 2017 adjusted earnings (non-GAAP) per share compared to the same period in 2016 were flat with a $0.03 decrease in other operating and maintenance expense being offset by $0.02 of higher depreciation and amortization and $0.01 of other items.
Overall retail megawatt hour sales were up 0.3 percent in the fourth quarter 2017 compared to the 2016 period. The weather impact in the fourth quarter 2017, when compared to normal, was flat.
Great Plains Energy Full-Year:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings (Loss) and Diluted Earnings (Loss) Per Share
Year Ended December 31
(Unaudited)

			Earnings (Loss) per Great
	Earnings (Loss)		Plains Energy Share
	2017	2016	2017	2016
GAAP Earnings	(millions)
Electric Utility	$256.9	$292.1	$1.19	$1.72
Other	(363.1)	(2.1)	(1.68)	(0.01)
Net income (loss)	(106.2)	290.0	(0.49)	1.71
Preferred dividends and redemption premium	(37.3)	(16.5)	(0.18)	(0.10)
Earnings (loss) available for common shareholders	$(143.5)	$273.5	$(0.67)	$1.61
Reconciliation of GAAP to Non-GAAP
Earnings (loss) available for common shareholders	$(143.5)	$273.5	$(0.67)	$1.61
Costs to achieve the anticipated merger with Westar:
Operating expenses, pre-tax (a)	31.8	34.2	0.21	0.22
Financing, pre-tax (b)	85.5	35.9	0.55	0.24
Mark-to-market impacts of interest rate swaps, pre-tax (c)	(12.1)	(79.3)	(0.08)	(0.51)
Interest income, pre-tax (d)	(22.8)	(3.2)	(0.15)	(0.02)
Loss on Series B Preferred Stock dividend make-whole provision, pre-tax (e)	124.8	—	0.80	—
Loss on extinguishment of debt, pre-tax (f)	82.8	—	0.53	—
Write-off of Series A deferred offering expenses, pre-tax (g)	15.0	—	0.10	—
Income tax expense (benefit)(h)	(59.7)	9.5	(0.37)	0.06
Preferred stock (i)	37.3	15.4	0.24	0.10
Impact of October 2016 share issuance (j)	n/a	n/a	(0.26)	0.15
Impact of U.S. federal income tax reform:
Income tax expense (k)	130.3	—	0.84	—
Adjusted Earnings (Non-GAAP)	$269.4	$286.0	$1.74	$1.85
Average Shares Outstanding			(millions)
Shares used in calculating diluted earnings (loss) per share			215.5	169.8
Adjustment for October 2016 share issuance (j)			(60.5)	(14.9)
Shares used in calculating adjusted earnings per share (Non-GAAP)			155.0	154.9
(a) Reflects legal, advisory and consulting fees and certain severance expenses and are included in Costs to achieve the anticipated merger with Westar on the consolidated statements of comprehensive income (loss).
(b) Reflects fees for a bridge term loan facility and interest on Great Plains Energy's $4.3 billion senior notes and are included in Interest charges on the consolidated statements of comprehensive income (loss).
(c) Reflects the mark-to-market impacts of interest rate swaps and is included in Interest charges and Non-operating income on the consolidated statements of comprehensive income (loss).
(d) Reflect interest income earned on the proceeds from Great Plains Energy's October 2016 equity offerings and March 2017 issuance of $4.3 billion senior notes and is included in Non-operating income on the consolidated statements of comprehensive income (loss).
(e) Reflects the loss on the settlement of the Series B Preferred Stock dividend make-whole provisions and is included within Loss on Series B Preferred Stock dividend make-whole provisions on the consolidated statements of comprehensive income (loss).
(f) Reflects the loss on extinguishment of debt due to Great Plains Energy's redemption of its $4.3 billion senior notes and is included within Loss on extinguishment of debt on the consolidated statements of comprehensive income (loss).
(g) Reflects the write-off of deferred offering fees as a result of the termination of the stock purchase agreement for $750 million of Series A Preferred Stock and is included within Non-operating expenses on the consolidated statements of comprehensive income (loss).
(h) Reflects an income tax effect calculated at a 38.9% statutory rate, with the exception of certain non-deductible legal and financing fees.
(i) Reflects reductions to earnings available for common shareholders related to preferred stock dividend requirements for Great Plains Energy's Series B Preferred Stock and redemption premiums associated with Series B Preferred Stock and cumulative preferred stock and are included in Preferred stock dividend requirements and redemption premium on the consolidated statements of comprehensive income (loss).
(j) Reflects the average share impact of Great Plains Energy's issuance of 60.5 million shares of common stock in October 2016.
(k) Reflects income tax expense associated with the revaluation of deferred income taxes and other initial impacts resulting from the enactment of U.S. federal income tax reform.

GAAP Earnings
On a per-share basis, drivers for the decrease in full-year 2017 GAAP earnings per share compared to the same period in 2016 include $1.33 of additional costs to achieve the anticipated merger with Westar Energy and $0.84 of income tax expense from U.S. federal income tax reform as detailed in the table above as well as the following items under the heading Adjusted Earnings (non-GAAP).
Adjusted Earnings (non-GAAP)
On a per-share basis, drivers for the decrease in full-year 2017 adjusted earnings (non-GAAP) per share compared to the same period in 2016 included the following:

•	An approximate $0.21 decrease from milder weather driven by a 16 percent decrease in cooling degree days; and

•	$0.10 of higher depreciation and amortization.
These drivers were partially offset by the following:

•	An estimated $0.13 impact from an increase in weather-normalized retail demand;

•	An approximate $0.03 increase in other margin items; and

•	A $0.04 decrease in other operating and maintenance expense.
Overall retail megawatt hour sales were down 1.6 percent compared to the 2016 period with the decrease, primarily driven by weather. The unfavorable weather impact for the full year of 2017, when compared to normal, was approximately $0.19 per share.
On a weather-normalized basis, full-year 2017, retail megawatt sales increased 0.8 percent, net of an estimated 0.9 percent impact from the Company’s energy efficiency programs, compared to the 2016 period.
Adjusted Earnings (Non-GAAP)
In addition to earnings (loss) available for common shareholders, Great Plains Energy's management uses adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) to evaluate earnings and earnings per share without the impact of the anticipated merger with Westar Energy and the initial impact of U.S. federal income tax reform. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) exclude certain costs, expenses, gains, losses and the per share dilutive effect of equity issuances resulting from the anticipated merger and the previous plan to acquire Westar Energy and the income tax expense associated with the revaluation of deferred income taxes and other initial impacts resulting from the enactment of U.S. federal income tax reform in December 2017. This information is intended to enhance an investor's overall understanding of results. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are used internally to measure performance against budget and in reports for management and the Board of Directors of Great Plains Energy. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are financial measures that are not calculated in accordance with GAAP and may not be comparable to other companies’ presentations or more useful than the GAAP information.

Great Plains Energy will post its 2017 Form 10-K, as well as supplemental financial information related to the fourth quarter and full-year on its website, www.greatplainsenergy.com.
Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. ET Thursday, February 22, 2018, to review the Company’s 2017 fourth quarter and full-year earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The passcode is 7956928.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website. A telephonic replay of the conference call will also be available through March 1, 2018, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 7956928.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to the anticipated merger transaction of Great Plains Energy and Westar Energy, Inc.(Westar), including those that relate to the expected financial and operational benefits of the merger to the companies and their shareholders (including cost savings, operational efficiencies and the impact of the anticipated merger on earnings per share), the expected timing of closing, the outcome of regulatory proceedings, cost estimates of capital projects, dividend growth, share repurchases, balance sheet and credit ratings, rebates to customers, employee issues and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy, KCP&L and Westar; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates that the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including, but not limited to, cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy's and Westar's ability to successfully manage and integrate their respective transmission joint ventures; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; the ability of Great Plains Energy and Westar to obtain the regulatory approvals necessary to complete the anticipated merger or the imposition of adverse conditions or costs in connection with obtaining regulatory approvals; the risk that a condition to the closing of the anticipated merger may not be satisfied or that the anticipated merger may fail to close; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated merger; the costs incurred to consummate the anticipated merger; the possibility that the expected value creation from the anticipated merger will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; the credit ratings of the combined company following the anticipated merger; disruption from the anticipated merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the anticipated merger; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Additional risks and uncertainties are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Calvin Girard, Senior Manager, Investor Relations, (816) 654-1777, calvin.girard@kcpl.com
Media: Katie McDonald, Senior Director, Corporate Communications, (816) 556-2365,
katie.mcdonald@kcpl.com